Exhibit 99.1

Fox Factory Holding Corp. Announces First Quarter Fiscal 2021 Financial Results
Achieves Record First Quarter Sales of $281.1 Million
Reports Earnings per Diluted Share of $0.90
Reports Adjusted Earnings per Diluted Share of $1.05
BRASELTON, Georgia, May 6, 2021 - Fox Factory Holding Corp. (NASDAQ: FOXF) (“FOX” or the “Company”) today reported financial results for the first quarter ended April 2, 2021.
First Quarter Fiscal 2021 Highlights
•Sales increased 52.5% to $281.1 million, compared to $184.4 million in the same period last fiscal year
•Gross margin increased 410 basis points to 34.8%, compared to 30.7% in the same period last fiscal year; non-GAAP adjusted gross margin increased 410 basis points to 35.0% compared to 30.9% in the same period last fiscal year
•Net income attributable to FOX stockholders was $38.0 million, or 13.5% of sales and $0.90 of earnings per diluted share, compared to $8.3 million, or 4.5% of sales and $0.21 of earnings per diluted share in the same period last fiscal year
•Non-GAAP adjusted net income was $44.5 million, or $1.05 of adjusted earnings per diluted share, compared to $20.5 million, or $0.52 of adjusted earnings per diluted share in the same period last fiscal year
•Adjusted EBITDA was $60.4 million, or 21.5% of sales, compared to $31.3 million, or 17.0% of sales in the same period last fiscal year
"Fox Factory delivered a third consecutive quarter of record sales. Our team continues to execute at the highest level, despite the meaningful supply chain challenges which exist across our business. Our performance in the first quarter displays the tenacity and adaptability of the superb team we are building at FOX" commented Mike Dennison, FOX’s Chief Executive Officer. "I remain optimistic about our prospects in 2021 and beyond as we expect to continue to deliver impressive growth in a dynamic business environment."
Sales for the first quarter of fiscal 2021 were $281.1 million, an increase of 52.5% as compared to sales of $184.4 million in the first quarter of fiscal 2020. This increase in sales reflects an 85.5% increase in Specialty Sports Group sales, and a 35.0% increase in Powered Vehicles Group sales. The increase in Specialty Sports Group products is primarily driven by increased demand in both the original equipment manufacturer ("OEM") and aftermarket channels. The increase in Powered Vehicles Group sales is primarily due to the aftermarket channel, including SCA, which was acquired in March 2020.
Gross margin was 34.8% for the first quarter of fiscal 2021, a 410 basis point increase from gross margin of 30.7% in the first quarter of fiscal 2020. Non-GAAP adjusted gross margin increased 410 basis points to 35.0% from the same prior fiscal year period, excluding the effects of strategic transformation and acquisition related costs. The increase in gross margin was primarily driven by favorable product and channel mix, including the impact of the SCA acquisition, as well as higher volume sales in our Specialty Sports Group offset by duplicative costs due to the Georgia facility transition. Additionally, approximately $1.8 million of additional factory costs were incurred during the three months ended April 3, 2020 as compared to the three months ended April 2, 2021 due to mandated closures in response to COVID-19. A reconciliation of gross profit to non-GAAP adjusted gross profit and the resulting non-GAAP adjusted gross margin is provided at the end of this press release.

Total operating expenses were $52.1 million for the first quarter of fiscal 2021, compared to $45.0 million in the first quarter of fiscal 2020. Operating expenses increased by $7.1 million primarily due to the inclusion of a full quarter of SCA’s operating expenses and higher employee related costs including incentive compensation. These increases were partially offset by lower acquisition related costs. As a percentage of sales, operating expenses were 18.5% for the first quarter of fiscal 2021, compared to 24.4% in the first quarter of fiscal 2020. Non-GAAP operating expenses were $45.4 million, or 16.1% of sales, in the first quarter of fiscal 2021, compared to $30.9 million, or 16.7% of sales, in the first quarter of the prior fiscal year. Reconciliations of operating expense to non-GAAP operating expense are provided at the end of this press release.
The Company’s effective tax rate remained consistent with the prior year at 9.5% in the first quarter of fiscal 2021.
Net income attributable to FOX stockholders in the first quarter of fiscal 2021 was $38.0 million, compared to $8.3 million in the first quarter of the prior fiscal year. Earnings per diluted share for the first quarter of fiscal 2021 were $0.90, compared to earnings per diluted share of $0.21 for the first quarter of fiscal 2020.
Non-GAAP adjusted net income was $44.5 million, or $1.05 of adjusted earnings per diluted share, compared to adjusted net income of $20.5 million, or $0.52 of adjusted earnings per diluted share, in the same period of the prior fiscal year. Reconciliations of net income attributable to FOX stockholders as compared to non-GAAP adjusted net income and the calculation of non-GAAP adjusted earnings per diluted share are provided at the end of this press release.
Adjusted EBITDA in the first quarter of fiscal 2021 was $60.4 million, compared to $31.3 million in the first quarter of fiscal 2020. Adjusted EBITDA margin in the first quarter of fiscal 2021 was 21.5%, compared to 17.0% in the first quarter of fiscal 2020. Reconciliations of net income to adjusted EBITDA and the calculation of adjusted EBITDA margin are provided at the end of this press release.
Balance Sheet Highlights
As of April 2, 2021, the Company had cash and cash equivalents of $291.5 million compared to $245.8 million as of January 1, 2021. Inventory was $166.5 million as of April 2, 2021, compared to $127.1 million as of January 1, 2021. As of April 2, 2021, accounts receivable and accounts payable were $137.0 million and $121.7 million, respectively, compared to $121.2 million and $92.4 million, respectively, as of January 1, 2021. The changes in inventory, accounts receivable, and accounts payable reflect business growth as well as the timing of vendor payments. Prepaids and other current assets decreased to $55.8 million as of April 2, 2021, compared to $87.9 million as of January 1, 2021, primarily due to a decrease in vehicle chassis deposits in our SCA and Tuscany subsidiaries.
Fiscal 2021 Guidance
For the second quarter of fiscal 2021, the Company expects sales in the range of $275 million to $295 million and non-GAAP adjusted earnings per diluted share in the range of $0.95 to $1.05.
For the fiscal year 2021, the Company expects sales in the range of $1,110 million to $1,160 million and non-GAAP adjusted earnings per diluted share in the range of $3.70 to $4.00. We expect our full year effective tax rate to be on the lower end of our previously guided range of 15.0% to 19.0%.

Non-GAAP adjusted earnings per diluted share exclude the following items net of applicable tax: amortization of purchased intangibles, patent litigation-related expenses, acquisition and integration-related expenses, and strategic transformation costs. A quantitative reconciliation of non-GAAP adjusted earnings per diluted share for the second quarter and full fiscal year 2021 is not available without unreasonable efforts because management cannot predict, with sufficient certainty, all of the elements necessary to provide such a reconciliation.
Conference Call & Webcast
The Company will hold an investor conference call today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). The conference call dial-in number for North America listeners is (877) 876-9173, and international listeners may dial (785) 424-1667; the conference ID is FOXFQ121 or 36937121. Live audio of the conference call will be simultaneously webcast in the Investor Relations section of the Company's website at http://www.ridefox.com. The webcast of the teleconference will be archived and available on the Company’s website.
About Fox Factory Holding Corp. (NASDAQ: FOXF)
Fox Factory Holding Corp. designs and manufactures performance-defining ride dynamics products primarily for bicycles, on-road and off-road vehicles and trucks, side-by-side vehicles, all-terrain vehicles, snowmobiles, specialty vehicles and applications, motorcycles, and commercial trucks. The Company is a direct supplier to leading powered vehicle OEMs. Additionally, the Company supplies top bicycle OEMs and their contract manufacturers, and provides aftermarket products to retailers and distributors.
FOX is a registered trademark of Fox Factory, Inc. NASDAQ Global Select Market is a registered trademark of The NASDAQ OMX Group, Inc. All rights reserved.

Non-GAAP Financial Measures
In addition to reporting financial measures in accordance with generally accepted accounting principles (“GAAP”), FOX is including in this press release “non-GAAP adjusted gross margin,” “non-GAAP operating expense,” “non-GAAP adjusted net income,” “non-GAAP adjusted earnings per diluted share,” “adjusted EBITDA,” and “adjusted EBITDA margin,” all of which are non-GAAP financial measures. FOX defines non-GAAP adjusted gross margin as gross profit margin adjusted for certain strategic transformation costs and the amortization of acquired inventory valuation markup. FOX defines non-GAAP operating expense as operating expense adjusted for amortization of purchased intangibles, patent litigation-related expenses, acquisition and integration-related expenses, strategic transformation costs and costs related to tax restructuring initiatives. FOX defines non-GAAP adjusted net income as net income attributable to FOX stockholders adjusted for amortization of purchased intangibles, patent litigation-related expenses, acquisition and integration-related expenses, strategic transformation costs, and costs related to tax restructuring initiatives, all net of applicable tax. These adjustments are more fully described in the tables included at the end of this press release. Non-GAAP adjusted earnings per diluted share is defined as non-GAAP adjusted net income divided by the weighted average number of diluted shares of common stock outstanding during the period. FOX defines adjusted EBITDA as net income adjusted for interest expense, net other expense, income taxes, amortization of purchased intangibles, depreciation, stock-based compensation, patent litigation-related expenses, acquisition and integration-related expenses, strategic transformation costs, and costs related to tax restructuring initiatives that are more fully described in the tables included at the end of this press release. Adjusted EBITDA margin is defined as adjusted EBITDA divided by sales.
FOX includes these non-GAAP financial measures because it believes they allow investors to understand and evaluate the Company’s core operating performance and trends. In particular, the exclusion of certain items in calculating non-GAAP operating expense, non-GAAP adjusted net income and adjusted EBITDA (and accordingly, non-GAAP adjusted earnings per diluted share and adjusted EBITDA margin) can provide a useful measure for period-to-period comparisons of the Company’s core business. These non-GAAP financial measures have limitations as analytical tools, including the fact that such non-GAAP financial measures may not be comparable to similarly titled measures presented by other companies because other companies may calculate non-GAAP operating expense, non-GAAP adjusted net income, non-GAAP adjusted earnings per diluted share, adjusted EBITDA and adjusted EBITDA margin differently than FOX does. For more information regarding these non-GAAP financial measures, see the tables included at the end of this press release.

FOX FACTORY HOLDING CORP.
Condensed Consolidated Balance Sheets
(in thousands, except per share data)

	As of	As of
	April 2,	January 1
	2021	2021

	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$291,471	$245,764
Accounts receivable (net of allowances of $803 and $663 at April 2, 2021 and January 1, 2021, respectively)	137,022	121,194
Inventory	166,546	127,091
Prepaids and other current assets	55,814	87,920
Total current assets	650,853	581,969
Property, plant and equipment, net	170,793	163,288
Lease right-of-use assets	25,308	26,148
Deferred tax assets	17,663	19,362
Goodwill	289,175	289,349
Intangibles, net	200,027	204,491
Other assets	3,279	1,954
Total assets	$1,357,098	$1,286,561
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$121,722	$92,403
Accrued expenses	63,812	59,391
Reserve for uncertain tax positions	—	1,095
Current portion of long-term debt	12,500	12,500
Total current liabilities	198,034	165,389
Long-term debt, less current portion	374,933	377,088
Other liabilities	21,840	24,913
Total liabilities	594,807	567,390
Stockholders’ equity
Preferred stock, $0.001 par value — 10,000 authorized and no shares issued or outstanding as of April 2, 2021 and January 1, 2021	—	—
Common stock, $0.001 par value — 90,000 authorized; 42,854 shares issued and 41,964 outstanding as of April 2, 2021; 42,692 shares issued and 41,802 outstanding as of January 1, 2021	42	42
Additional paid-in capital	340,347	336,834
Treasury stock, at cost; 890 common shares as of April 2, 2021 and January 1, 2021	(13,754)	(13,754)
Accumulated other comprehensive income	2,689	1,068
Retained earnings	432,967	394,981
Total stockholders’ equity	762,291	719,171
Total liabilities and stockholders’ equity	$1,357,098	$1,286,561

FOX FACTORY HOLDING CORP.
Condensed Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	For the three months ended
	April 2,	April 3,
	2021	2020
Sales	$281,136	$184,361
Cost of sales	183,212	127,746
Gross profit	97,924	56,615
Operating expenses:
Sales and marketing	16,858	12,063
Research and development	9,876	8,029
General and administrative	20,369	22,413
Amortization of purchased intangibles	4,965	2,543
Total operating expenses	52,068	45,048
Income from operations	45,856	11,567
Other expense, net:
Interest expense	2,904	1,847
Other expense	959	62
Other expense, net	3,863	1,909
Income before income taxes	41,993	9,658
Provision for income taxes	4,007	920
Net income	37,986	8,738
Less: net income attributable to non-controlling interest	—	488
Net income attributable to FOX stockholders	$37,986	$8,250
Earnings per share:
Basic	$0.91	$0.21
Diluted	$0.90	$0.21
Weighted-average shares used to compute earnings per share:
Basic	41,851	38,571
Diluted	42,343	39,151

FOX FACTORY HOLDING CORP.
NET INCOME TO NON-GAAP ADJUSTED NET INCOME RECONCILIATION
AND CALCULATION OF NON-GAAP ADJUSTED EARNINGS PER SHARE
(In thousands, except per share data)
(Unaudited)
The following table provides a reconciliation of net income attributable to FOX stockholders, the most directly comparable financial measure calculated and presented in accordance with GAAP, to non-GAAP adjusted net income (a non-GAAP measure), and the calculation of non-GAAP adjusted earnings per share (a non-GAAP measure) for the three months ended April 2, 2021 and April 3, 2020. These non-GAAP financial measures are provided in addition to, and not as alternatives for, the Company’s reported GAAP results.

	For the three months ended
	April 2,	April 3,
	2021	2020
Net income attributable to FOX stockholders	$37,986	$8,250
Amortization of purchased intangibles	4,965	2,543
Patent litigation-related expenses	310	436
Other acquisition and integration-related expenses (1)	1,415	10,952
Strategic transformation costs (2)	508	601
Tax impacts of reconciling items above (3)	(687)	(2,252)
Non-GAAP adjusted net income	$44,497	$20,530

Non-GAAP adjusted EPS
Basic	$1.06	$0.53
Diluted	$1.05	$0.52

Weighted average shares used to compute non-GAAP adjusted EPS
Basic	41,851	38,571
Diluted	42,343	39,151
(1) Represents various acquisition-related costs and expenses incurred to integrate acquired entities into the Company’s operations and the impact of the finished goods inventory valuation adjustment recorded in connection with the purchase of acquired assets, per period as follows:

	For the three months ended
	April 2,	April 3,
	2021	2020
Acquisition related costs and expenses	$1,415	$10,892
Finished goods inventory valuation adjustment	—	60
Other acquisition and integration-related expenses	$1,415	$10,952
(2) Represents costs associated with various strategic initiatives including the expansion of the Powered Vehicles Group’s manufacturing operations. For the three month period ended April 2, 2021 $508 is classified as cost of sales. For the three month period ended April 3, 2020, $314 is classified as operating expenses, and $287 is classified as cost of sales.
(3) Tax impact calculated based on the respective year to date effective tax rate, including the full year impact of non-deductible transaction costs.

FOX FACTORY HOLDING CORP.
NET INCOME TO ADJUSTED EBITDA RECONCILIATION AND
CALCULATION OF NET INCOME MARGIN AND ADJUSTED EBITDA MARGIN
(In thousands)
(Unaudited)
The following tables provide a reconciliation of net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, to adjusted EBITDA (a non-GAAP measure), and the calculations of net income margin and adjusted EBITDA margin (a non-GAAP measure) for the three months ended April 2, 2021 and April 3, 2020. These non-GAAP financial measures are provided in addition to, and not as alternatives for, the Company’s reported GAAP results.

	For the three months ended
	April 2,	April 3,
	2021	2020
Net income	$37,986	$8,738
Provision for income taxes	4,007	920
Depreciation and amortization	9,969	5,836
Non-cash stock-based compensation	2,464	1,921
Patent litigation-related expenses	310	436
Other acquisition and integration-related expenses (1)	1,255	10,899
Strategic transformation costs (2)	508	601
Other expense, net	3,863	1,909
Adjusted EBITDA	$60,362	$31,260

Net Income Margin	13.5%	4.7%

Adjusted EBITDA Margin	21.5%	17.0%
(1) Represents various acquisition-related costs and expenses incurred to integrate acquired entities into the Company’s operations, excluding $160 and $53 in stock-based compensation for the three month periods ended April 2, 2021, and April 3, 2020, respectively, as well as the impact of the finished goods inventory valuation adjustment recorded in connection with the purchase of acquired assets, per period as follows:

	For the three months ended
	April 2,	April 3,
	2021	2020
Acquisition related costs and expenses	$1,255	$10,839
Finished goods inventory valuation adjustment	—	60
Other acquisition and integration-related expenses	$1,255	$10,899
(2) Represents costs associated with various strategic initiatives including the expansion of the Powered Vehicles Group’s manufacturing operations. For the three month period ended April 2, 2021, $508 is classified as cost of sales. For the three month period ended April 3, 2020, $314 is classified as operating expense, and $287 is classified as cost of sales.

FOX FACTORY HOLDING CORP.
GROSS PROFIT TO NON-GAAP ADJUSTED GROSS PROFIT RECONCILIATION AND
CALCULATION OF GROSS MARGIN AND NON-GAAP ADJUSTED GROSS MARGIN
(In thousands)
(Unaudited)
The following table provides a reconciliation of gross profit to non-GAAP adjusted gross profit (a non-GAAP measure) for the three months ended April 2, 2021 and April 3, 2020, and the calculation of gross margin and non-GAAP adjusted gross margin (a non-GAAP measure). These non-GAAP financial measures are provided in addition to, and not as alternatives for, the Company’s reported GAAP results.

	For the three months ended
	April 2,	April 3,
	2021	2020
Sales	$281,136	$184,361

Gross Profit	$97,924	$56,615
Strategic transformation costs (1)	508	287
Amortization of acquired inventory valuation markup (2)	—	60
Non-GAAP Adjusted Gross Profit	$98,432	$56,962

Gross Margin	34.8%	30.7%

Non-GAAP Adjusted Gross Margin	35.0%	30.9%
(1) Represents costs associated with various strategic initiatives including the expansion of the Powered Vehicles Group’s manufacturing operations.
(2) Represents the impact of the finished goods inventory valuation adjustment recorded in connection with our 2020 acquisition of SCA.

FOX FACTORY HOLDING CORP.
OPERATING EXPENSE TO NON-GAAP OPERATING EXPENSE RECONCILIATION AND
CALCULATION OF OPERATING EXPENSE AND NON-GAAP OPERATING EXPENSE AS A PERCENTAGE OF SALES
(In thousands)
(Unaudited)
The following tables provide a reconciliation of operating expense to non-GAAP operating expense (a non-GAAP measure) and the calculations of operating expense as a percentage of sales and non-GAAP operating expense as a percentage of sales (a non-GAAP measure), for the three months ended April 2, 2021 and April 3, 2020. These non-GAAP financial measures are provided in addition to, and not as an alternative for, the Company’s reported GAAP results.

	For the three months ended
	April 2,	April 3,
	2021	2020
Sales	$281,136	$184,361

Operating Expense	$52,068	$45,048
Amortization of purchased intangibles	(4,965)	(2,543)
Patent litigation-related expenses	(310)	(436)
Other acquisition and integration-related expenses (1)	(1,415)	(10,892)
Strategic transformation costs (2)	—	(314)
Non-GAAP operating expense	$45,378	$30,863

Operating expense as a percentage of sales	18.5%	24.4%

Non-GAAP operating expense as a percentage of sales	16.1%	16.7%
(1) Represents various acquisition-related costs and expenses incurred to integrate acquired entities into the Company’s operations.
(2) Represents costs associated with various strategic initiatives including the expansion of the Powered Vehicles Group’s manufacturing operations.

Cautionary Note Regarding Forward-Looking Statements
Certain statements in this press release including earnings guidance may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends that all such statements be subject to the “safe-harbor” provisions contained in those sections. Forward-looking statements generally relate to future events or the Company’s future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “might,” “will,” “would,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “likely,” “potential” or “continue” or other similar terms or expressions and such forward-looking statements include, but are not limited to, statements about the impact of the global outbreak of COVID-19 on the Company’s business and operations; the Company’s continued growing demand for its products; the Company’s execution on its strategy to improve operating efficiencies; the Company’s optimism about its operating results and future growth prospects; the Company’s expected future sales and future non-GAAP adjusted earnings per diluted share; and any other statements in this press release that are not of a historical nature. Many important factors may cause the Company’s actual results, events or circumstances to differ materially from those discussed in any such forward-looking statements, including but not limited to: the Company’s ability to complete any acquisition and/or incorporate any acquired assets into its business; the Company’s ability to improve operating and supply chain efficiencies; the Company’s ability to enforce its intellectual property rights; the Company’s future financial performance, including its sales, cost of sales, gross profit or gross margin, operating expenses, ability to generate positive cash flow and ability to maintain profitability; the Company’s ability to adapt its business model to mitigate the impact of certain changes in tax laws; changes in the relative proportion of profit earned in the numerous jurisdictions in which the Company does business and in tax legislation, case law and other authoritative guidance in those jurisdictions; factors which impact the calculation of the weighted average number of diluted shares of common stock outstanding, including the market price of the Company’s common stock, grants of equity-based awards and the vesting schedules of equity-based awards; the Company’s ability to develop new and innovative products in its current end-markets and to leverage its technologies and brand to expand into new categories and end-markets; the Company’s ability to increase its aftermarket penetration; the Company’s exposure to exchange rate fluctuations; the loss of key customers; strategic transformation costs; the outcome of pending litigation; the possibility that the Company may not be able to accelerate its international growth; the Company’s ability to maintain its premium brand image and high-performance products; the Company’s ability to maintain relationships with the professional athletes and race teams that it sponsors; the possibility that the Company may not be able to selectively add additional dealers and distributors in certain geographic markets; the overall growth of the markets in which the Company competes; the Company’s expectations regarding consumer preferences and its ability to respond to changes in consumer preferences; changes in demand for high-end suspension and ride dynamics products; the Company’s loss of key personnel, management and skilled engineers; the Company’s ability to successfully identify, evaluate and manage potential acquisitions and to benefit from such acquisitions; product recalls and product liability claims; future economic or market conditions; and the other risks and uncertainties described in “Risk Factors” contained in its Annual Report on Form 10-K or Quarterly Reports on Form 10-Q or otherwise described in the Company’s other filings with the Securities and Exchange Commission. New risks and uncertainties emerge from time to time and it is not possible for the Company to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this press release. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the Company’s expectations, objectives or plans will be achieved in the timeframe anticipated or at all. Investors are cautioned not to place undue reliance on the Company’s forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT:
Fox Factory Holding Corp.
Vivek Bhakuni
Director of Investor Relations and Business Development
706-471-5241
vbhakuni@ridefox.com